Exhibit 99.1

                  The Meridian Resource Corporation Announces
                     Second Quarter 2006 Financial Results


    HOUSTON--(BUSINESS WIRE)--Aug. 8, 2006--The Meridian Resource
Corporation (NYSE:TMR) today announced its second quarter 2006 financial and operational results. A summary of the quarter's results are:

    --  Net Income equaled $2.8 million or $0.03 per share

    -- Discretionary Cash Flow equaled $32.2 million, or $0.35 per share

    --  Production equaled 5.9 Bcfe, or 64.3 Mmcfe per day

    --  Total Revenues equaled $46.5 million

    --  Lease Operating Expense equaled $5.0 million

    --  Depletion and Depreciation equaled $27.7 million

    --  General & Administrative Expense equaled $4.4 million

    --  Long Term Debt reduced to $65 million from $75 million

    Net Income

    Net income to common shareholders for the second quarter of 2006 was $2.8 million, or $0.03 per diluted common share, compared to $4.1 million, or $0.05 per share for the second quarter of 2005. Net income for the second quarter of 2006 compared to the same period last year was affected by increased operating and DD&A cost and lower production volumes, partially offset by higher average realized prices. Net income for the first six months of 2006 was down slightly to $10.2 million compared to $10.3 million for the same period of 2005.

    Discretionary Cash Flow

    Discretionary cash flow for the second quarter of 2006 was $32.2 million, or $0.35 per diluted common share, compared to $33.8 million, or $0.37 per share for the second quarter of 2005. The slight decrease in discretionary cash flow between the periods is primarily a result of lower production volumes, offset by higher average realized prices. In the second quarter of 2006, the Company received an average of 21% more for its oil and natural gas compared to the second quarter of 2005. Discretionary Cash Flow for the first six months of 2006 increased by $4.3 million to $75.0 million compared to $70.7 million for the same period of 2005.

    Production Volumes

    Production volumes for the second quarter of 2006 totaled 5.9 billion cubic feet of gas equivalent ("Bcfe") compared to 6.9 Bcfe for the second quarter of 2005. Average daily production for the second quarter was 64.3 million cubic feet of gas equivalent ("Mmcfe") compared to 76.2 Mmcfe for the second quarter of 2005. The variance in average daily production volumes between the two periods is due primarily to natural production declines in the Biloxi Marshland and Weeks Island fields, partially offset by net gains in the Ramos field and numerous new discoveries brought online between the periods. Part of the variance is also due to mechanical issues related to the BML 28-1 well and the BML 1-2 well. The BML 28-1 well has since been repaired and is back online at a gross rate of 1.4 Mmcfe/d (0.9 net). Production from the BML 1-2 well has been deferred until the proper rig can be secured to complete the re-drilling of the well. Additionally, the delay in pipeline tie-in of the Bayou Gentilly well caused by Hurricanes destruction of a third party platform plus the loss of rigs in the East Texas Austin Chalk play that prevented completion of three wells during the first half of the year, also contributed to the difference in production. Production volumes for the first six months of 2006 were 12.3 Bcfe compared to 14.7 Bcfe for the same period of 2005.

    Total Revenues

    Total revenues for the second quarter of 2006 were $46.5 million, or $7.96 per Mcfe, an increase of 25% on an Mcfe basis compared to total revenues of $44.1 million, or $6.36 per Mcfe, for the second quarter of 2005. The variance between the two periods for total revenues is due primarily to the higher average realized prices between the two periods offset by lower volumes. Total Revenues for the first six months of 2006 increased by $9.9 million to $104.0 million compared to $94.1 million for the same period of 2005.

    Lease Operating Expenses

    Lease operating expenses for the second quarter of 2006 were slightly higher at $5.0 million compared to $4.1 million for the second quarter of 2005. Lease operating expense increased between the periods primarily due to an industry wide increase in service cost including a marked increase in insurance for operations which represented $0.7 million of the increase. Lease operating expenses for the first six months of 2006 increased by $0.8 million to $9.6 million compared to $8.8 million for the same period of 2005.

    Severance and Ad Valorem Taxes

    Severance and ad valorem taxes for the second quarter of 2006 were $2.6 million compared to $1.9 million for the second quarter of 2005. The variance is due primarily to an increase in oil prices and a higher natural gas tax rate, partially offset by a decline in production. The majority of Meridian's oil and natural gas production comes from Louisiana. The severance tax rates for Louisiana are 12.5% of gross oil revenues and $0.252 per Mcf for natural gas. In the first half of 2005, the severance tax rate for natural gas was $0.208. This increased to $0.252 in the first half of 2006. Starting in the third quarter of 2006 the severance tax rate for natural gas will be $0.373 per Mcf.

    Depletion and Depreciation

    Depletion and depreciation for the second quarter of 2006 was $27.7 million compared to $25.4 million for the second quarter of 2005. On a per Mcfe basis, depletion and depreciation for the second quarter was $4.73 per Mcfe compared to $3.67 per Mcfe for the second quarter of 2005. Depreciation and depletion expense on a per Mcfe basis increased primarily due to the impact of negative reserve revisions during 2005 and the rising costs in the industry for current and projected capital expenditures. Depletion and depreciation for the first six months of 2006 increased by $6.4 million to $57.2 million compared to $50.7 million for the same period of 2005.

    General and Administrative Expenses

    General and administrative expenses for the second quarter of 2006 were basically flat at $4.4 million compared the second quarter of 2005. General and administrative expenses for the first six months of 2006 were up slightly to $9.5 million compared to $9.4 million the same period of 2005.

    Hedging Update

    As previously announced, the Company recently entered into several new hedging contracts to hedge a portion of its expected oil production for 2006 and 2007. The additional oil hedge contracts were also completed in the form of costless collars, and ranged between a floor price of $60 and a ceiling price of $96.10 with monthly volumes ranging between 3,000 and 5,000 barrels between September 2006 and July 2007. The costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below.

    Conference Call Information

    Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Tuesday August 8th at 2:00 p.m. central time. To participate in this conference call, dial 800-510-0146 (US/Canada) or 617-614-3449 (International) five to ten minutes before the scheduled start time and reference Conference ID #16734518. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID # 84349195.

    Non-GAAP Financial Measure

    In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.
    The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

    Safe Harbor Statement and Disclaimer

    Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, adverse weather conditions and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2005.



          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                        SUMMARY OPERATIONS DATA
           (In thousands, except prices and per share data)
                              (Unaudited)

                                 Q2-06     Q2-05
                               ------------------- -------------------
                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               Jun. 30,  Jun. 30,  Jun. 30,  Jun. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Production:
Oil (Mbbl)                          199       217       423       477
Natural Gas (Mmcf)                4,657     5,630     9,744    11,833
Mmcfe                             5,850     6,931    12,282    14,696
Mmcfe (Daily Rate)                 64.3      76.2      67.9      81.2

Average Prices:
Oil (per Bbl)                    $56.01    $31.14    $52.43    $32.70
Natural Gas (per Mcf)              7.29      6.63      8.29      6.65
     Per Mcfe                      7.71      6.36      8.38      6.42

Oil and Natural Gas Revenues    $45,101   $44,086  $102,928   $94,218
Lease Operating Expenses          5,011     4,109     9,564     8,792
     Per Mcfe                      0.86      0.59      0.78      0.60
Severance and Ad Valorem Taxes    2,610     1,866     5,345     4,498
     Per Mcfe                      0.45      0.27      0.44      0.31
General and Administrative
 Expense                          4,405     4,371     9,516     9,384
     Per Mcfe                      0.75      0.63      0.77      0.64
Interest Expense                  1,489     1,097     2,867     2,082
     Per Mcfe                      0.25      0.16      0.23      0.14

Discretionary Cash Flow (1)     $32,218   $33,782   $75,038   $70,749
     Per Mcfe                      5.51      4.87      6.11      4.81

Net Earnings Applicable to       $2,843    $4,126   $10,174   $10,253
Common Stockholders

Per Common Share (Basic)          $0.03     $0.05     $0.12     $0.12
Per Common Share (Diluted)        $0.03     $0.05     $0.11     $0.12

(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.


          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)
                              (Unaudited)

                                 Q2-06     Q2-05
                               ------------------- -------------------
                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               Jun. 30,  Jun. 30,  Jun. 30,  Jun. 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues:
Oil and natural gas             $45,101   $44,086  $102,928   $94,218
Interest and other                1,439        17     1,118       (71)
                               --------- --------- --------- ---------
Total revenues                   46,540    44,103   104,046    94,147
                               --------- --------- --------- ---------

Operating costs and expenses:
Oil and natural gas operating     5,011     4,109     9,564     8,792
Severance and ad valorem taxes    2,610     1,866     5,345     4,498
Depletion and depreciation       27,671    25,405    57,170    50,727
General and administrative        4,405     4,371     9,516     9,384
Accretion expense                   319       275       620       526
Hurricane damage repairs            404               2,403
                               --------- --------- --------- ---------
Total operating costs and
 expenses                        40,420    36,026    84,618    73,927
                               --------- --------- --------- ---------

Net earnings before interest
 and income taxes                 6,120     8,077    19,428    20,220

Other expenses:
Interest expense                  1,489     1,097     2,867     2,082
Taxes on income:
         Current                    197      (333)      368       257
         Deferred                 1,591     3,016     6,019     6,726
                               --------- --------- --------- ---------
Net earnings                      2,843     4,297    10,174    11,155

Dividends on preferred stock          -       171         -       902
                               --------- --------- --------- ---------

Net earnings applicable to
 common stockholders             $2,843    $4,126   $10,174   $10,253
                               ========= ========= ========= =========

Net earnings per share:
 - Basic                          $0.03     $0.05     $0.12     $0.12
                               ========= ========= ========= =========
 - Diluted                        $0.03     $0.05     $0.11     $0.12
                               ========= ========= ========= =========

Weighted average common shares
 outstanding:
 - Basic                         86,950    85,277    86,900    82,291
 - Diluted (giving effect to
  anti-dilution)                 92,140    90,770    92,346    87,914


          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                        June 30, 2006      Dec. 31
                                         (unaudited)        2005
                                        --------------  --------------
ASSETS
------

Cash and cash equivalents                     $39,334         $23,265
Other current assets                           41,977          45,394
                                        --------------  --------------
      Total current assets                     81,311          68,659
                                        --------------  --------------

Property, equipment and other assets          484,327         487,143
                                        --------------  --------------
      Total assets                           $565,638        $555,802
                                        ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities                           $49,218         $51,721

Long-term debt, net of current
 maturities                                    65,000          75,000

Other liabilities                              58,545          51,516

Common stockholders' equity                   392,875         377,565
                                        --------------  --------------
      Total liabilities and
       stockholders' equity                  $565,638        $555,802
                                        ==============  ==============


          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                            (In thousands)
                              (Unaudited)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                                Jun. 30   Jun. 30   Jun. 30   Jun. 30
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Reconciliation of
 Discretionary Cash Flow
 (Diluted) to Net Cash
 Provided By Operating
 Activities:

Discretionary Cash Flow
 (Diluted)                      $32,218   $33,782   $75,038   $70,749
Adjustments to reconcile
 discretionary cash flow to
 net cash provided by
 operating activities:
     Net changes in working
      capital                    (4,789)    2,847       498    (3,986)
                               --------- --------- --------- ---------
Net Cash Provided By Operating
 Activities                     $27,429   $36,629   $75,536   $66,763
                               ========= ========= ========= =========


                   The Meridian Resource Corporation
         Summary of Natural Gas and Crude Oil Hedge Positions

                     Natural Gas Costless Collars
                     ----------------------------

                     Contracted          Floor            Ceiling
    Contract           Volume            Price             Price
     Period         (Mmbtu/Qtr.)      ($ / Mmbtu)       ($ / Mmbtu)
----------------  ----------------  ----------------  ----------------
    Q2 - '06              930,000             $8.00            $12.82
    Q3 - '06            1,660,000             $8.00            $11.68
    Q4 - '06            1,340,000             $8.00            $11.01
    Q1 - '07            1,200,000             $8.00            $10.60
    Q2 - '07              800,000             $8.00            $10.60

                      Crude Oil Costless Collars
                      --------------------------

                     Contracted          Floor            Ceiling
    Contract           Volume            Price             Price
     Period         (Bbls./Qtr.)       ($ / Bbl.)        ($ / Bbl.)
----------------  ----------------  ----------------  ----------------
    Q2 - '06               58,000            $38.06            $48.06
    Q3 - '06               56,000            $47.05            $67.63
    Q4 - '06               58,000            $52.07            $78.57
    Q1 - '07               53,000            $52.26            $79.00
    Q2 - '07               48,000            $52.50            $79.53
    Q3 - '07               27,000            $55.56            $80.01
    Q4 - '07               18,000            $60.00            $82.00
    Q1 - '08               18,000            $60.00            $82.00
    Q2 - '08               16,000            $60.00            $82.00
    Q3 - '08                5,000            $60.00            $82.00



    CONTACT: The Meridian Resource Corporation, Houston
             Lance L. Weaver, 281-597-7125
             lweaver@tmrc.com
             www.tmrc.com